Exhibit 99.1

Janus Henderson Reports Second Quarter 2017 Diluted EPS of $0.28,

or $0.68 on a Pro Forma Adjusted Basis

(All currencies presented are U.S. dollars unless otherwise noted)

LONDON / DENVER — 8 August 2017 — Janus Henderson Group plc (NYSE:JHG, ASX:JHG) published its second quarter and interim results for the three month and six month periods ended 30 June 2017, its first set of results as a combined Group.

The Group presents its financial results in accordance with U.S. GAAP which includes the results of Janus Capital Group from the merger closing date. However, in the opinion of Management the profitability of the Group and its ongoing operations is best evaluated using additional non-GAAP financial measures on a pro forma adjusted basis. See Adjusted Pro Forma Statements of Income reconciliation on page 8 for additional information.

Janus Henderson today reported second quarter 2017 net income of $41.7 million, or $0.28 per diluted share, compared with first quarter 2017 net income of $42.6 million, or $0.38 per diluted share, and net income of $46.3 million, or $0.41 per diluted share in the second quarter 2016.

Second quarter 2017 net income on a pro forma adjusted basis, adjusted for acquisition and transaction related costs, was $139.8 million, or $0.68 per diluted share. First quarter 2017 net income attributable to Janus Henderson on a pro forma adjusted basis was $102.3 million, or $0.50 per diluted share.

EXECUTIVE SUMMARY

•                  Assets under management increased to $345 billion, up 4% on a pro forma basis from the first quarter 2017, driven by positive markets and foreign currency translation gains.

•                  Investment performance was strong and improved notably from the prior quarters to, as at 30 June 2017, 69%, 71% and 89% outperformance of benchmark on a 1-, 3- and 5-year basis, respectively.

•                  31 March 2017 50%, 60% and 82% outperformance of benchmark on a 1-, 3- and 5-year basis, respectively.

•                  Total Group net outflows of $1.0 billion, on a pro forma basis, reflect a $6.0 billion improvement from the first quarter 2017, driven by positive Equity flows and moderation in Quantitative Equity outflows.

•                  The Board declared a dividend of $0.32 per share.

•                  Solid progress with integration and accelerated delivery of cost synergies.

MERGER INTEGRATION UPDATE

Since closing the merger on 30 May 2017, we have been focused on integration.  We are very pleased with the results of the integration thus far and execution is ongoing.  As part of these efforts, we have completed $57 million of net run-rate cost synergies, as of 30 June 2017, comprised largely of savings from a reduced combined headcount.  Additionally, we are now expecting that we will be able to realize at least $85 million of net run-rate synergies by the end of the first 12 months of the combination, and we remain confident that we will be able to achieve at least $110 million of recurring annual run rate pre-tax net cost synergies within three years post completion.

RESULTS FOR ANNOUNCEMENT TO THE MARKET

These results for announcement to the market include the interim information required to be provided to the Australian Securities Exchange (ASX) under Listing Rule 4.2A and Appendix 4D.

SUMMARY OF FINANCIAL RESULTS

	Six months ended
	30 June
(dollars in millions, except per share data or as noted)	2017	2016	% change

Revenue	$614.3	$511.5	20.1%
Operating expenses	$506.8	$389.5	30.1%
Operating income	$107.5	$122.0	-11.9%
Operating margin	17.5%	23.9%
Net income attributable to JHG	$84.3	$97.8	-13.8%
Diluted Earnings per share	$0.64	$0.86	-25.6%

	Three Months Ended
(dollars in millions,	30 June	31 March	30 June
except per share data or as noted)	2017	2017	2016
GAAP basis:
Revenue	$384.8	$229.5	$257.1
Operating Expenses	$328.1	$178.7	$200.7
Operating Income	$56.7	$50.8	$56.4
Operating Margin	14.7%	22.1%	21.9%
Net Income Attributable to JHG	$41.7	$42.6	$46.3
Diluted Earnings per Share	$0.28	$0.38	$0.41
Pro Forma adjusted basis:
Pro Forma Adjusted Revenue (1)	$482.2	$406.0	$418.4
Pro Forma Adjusted Operating Income (1)	$199.5	$143.6	$133.7
Pro Forma Adjusted Operating Margin (1)	41.4%	35.4%	32.0%
Pro Forma Adjusted Net Income Attributable to JHG (1)	$139.8	$102.3	$98.9
Pro Forma Diluted Earnings per Share (1)	$0.68	$0.50	$0.47

DIVIDEND

On 7 August 2017, the Board of Directors of Janus Henderson Group plc (the “Board”) declared a second quarter dividend in respect of the three months ended 30 June 2017 of $0.32 per share.  Shareholders who are on the register on the record date of 18 August 2017 will be paid the dividend on 1 September 2017. Janus Henderson Group plc does not offer a dividend reinvestment plan.

	Amount per security	Franked amount per
	US dollar	security US dollar

2017 second quarter dividend per share	$0.32	$—

Record date	18 August 2017
Payment date	1 September 2017

A first quarter dividend in respect of the three months ended 31 March 2017 of GBP 0.0185 per share was paid on 19 May 2017.

Going forward, dividends will be declared on a quarterly basis.

Net Tangible (Liabilities)/Assets per Share

	30 June 2017 US dollar	30 June 2016 US dollar (2)

Net tangible (liabilities)/assets per ordinary share	$(1.51)	$4.44

Net tangible (liabilities)/assets are defined by the ASX as being total assets less intangible assets less total liabilities ranking ahead of, or equally with, claims of ordinary shares.

(1) See Adjusted Pro Forma Statements of Income reconciliation for additional information.

(2) 30 June 2016 share number was updated for the share consolidation.

ASSETS UNDER MANAGEMENT AND FLOWS

Total Group Comparative Pro Forma Flows

	Three Months Ended
(in billions)	30 June 2017	31 March 2017	30 June 2016

Total assets under management	$330.8	$319.2	$321.4
Sales	20.2	19.4	18.2
Redemptions	(21.2)	(26.4)	(20.1)
Net sales / (redemptions)	(1.0)	(7.0)	(1.9)
Market / fund performance / FX	15.9	18.6	(1.6)
Acquisitions / (disposals)	(0.7)	—	—
Total	$344.9	$330.8	$317.9

Note: Numbers may not cast due to rounding

Second Quarter Pro Forma Flows by Capability

(in billions)	Equities	Fixed Income	Quantitative Equities	Multi-Asset	Alternatives	Total

31 March 2017	$162.3	$76.3	$46.2	$28.6	$17.4	$330.8
Sales	10.6	5.3	0.7	1.2	2.3	20.2
Redemptions	(9.4)	(6.2)	(2.5)	(1.5)	(1.5)	(21.2)
Net sales / (redemptions)	1.2	(0.9)	(1.8)	(0.4)	0.8	(1.0)
Market/fund performance / FX	9.9	1.9	2.1	1.1	0.8	15.9
Acquisitions / (disposals)	—	(0.1)	—	—	(0.7)	(0.7)
30 June 2017	$173.4	$77.2	$46.6	$29.4	$18.4	$344.9

Note: Numbers may not cast due to rounding

Average Pro Forma Assets Under Management(1)

	Three Months Ended
(in billions)	30 June 2017	31 March 2017	30 June 2016
Average assets under management:
Equities	$169.7	$160.4	$150.1
Fixed Income	76.8	75.5	74.9
Quantitative Equities	47.4	48.2	48.9
Multi-asset	28.5	27.9	28.4
Alternatives	17.5	17.0	20.1
Total	$339.9	$329.0	$322.4

(1)  Assets under management have been reclassified between capabilities following the completion of the merger.

INVESTMENT PERFORMANCE

% of assets outperforming benchmark

(as of 30 June 2017)

Capability	1 year	3 years	5 years
Equities	68%	77%	84%
Fixed Income	93%	92%	91%
Quantitative Equities	6%	48%	91%
Multi-asset	97%	21%	100%
Alternatives	97%	67%	100%
Firm-wide	69%	71%	89%

% of mutual fund AUM in top 2 Morningstar quartiles

(as of 30 June 2017)

Capability	1 year	3 years	5 years
Equities	53%	87%	90%
Fixed Income	38%	41%	98%
Quantitative Equities	3%	58%	100%
Multi-asset	79%	80%	97%
Alternatives	63%	24%	69%
Firm-wide	54%	74%	90%

Note:  Includes Janus Investment Fund, Janus Aspen Series and Clayton Street Trust (US Trusts), Janus Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts and Luxembourg SICAVs. The top two Morningstar quartiles represent funds in the top half of their category based on total return. On an asset-weighted basis, 79%, 79% and 82% of total mutual fund AUM were in the top 2 Morningstar quartiles for the 10-year periods ended 31 Dec 2016, 31 Mar 2017 and 30 Jun 2017, respectively. For the 1-, 3-, 5- and 10-year periods ending 30 Jun 2017, 53%, 64%, 72% and 65% of the 215, 193, 170 and 139 total mutual funds were in the top 2 Morningstar quartiles.

Analysis based on “primary” share class (Class I Shares or Institutional Shares for US mutual funds; share class with the longest history or as defined by Morningstar for other funds). Performance may vary by share class.

ETFs and funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. Data presents the pro forma assets as if the merger had occurred at the beginning of the period shown. © 2017 Morningstar, Inc. All Rights Reserved.

SECOND QUARTER 2017 EARNINGS CALL INFORMATION

Co-Chief Executives, Andrew Formica, Dick Weil and Chief Financial Officer, Roger Thompson will present these results on 8 August 2017 in a conference call and webcast to be held at 10pm AEST, 1pm BST, 8am EDT.

Those wishing to participate should call:

United Kingdom	0800 404 7656 (free call)
US & Canada	888 427 9414 (free call)
Australia	1 800 094 765 (free call)
All other countries:	+1 719 325 2175 (This is not a free call number)

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (www.janushenderson.com/IR). A webcast replay will be available for a period of at least seven days following the call.

About Janus Henderson

Janus Henderson is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, quantitative equities, fixed income, multi-asset and alternative asset class strategies.

As at 30 June 2017, Janus Henderson had approximately US$345 billion in assets under management, more than 2,000 employees and offices in 27 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries:	Media enquiries:
John Groneman	North America:
+44 (0) 20 7818 2106	Erin Passan
john.groneman@janushenderson.com	+1 (303) 394 7681
erin.passan@janushenderson.com

EMEA:
Angela Warburton +44 (0) 20 7818 3010
angela.warburton@janushenderson.com

United Kingdom: FTI Consulting
Andrew Walton
+ 44 (0) 20 3727 1514
andrew.walton@janushenderson.com

Asia Pacific: Honner
Rebecca Piery
+ 61 58248 3740
rebecca.piery@janushenderson.com

FINANCIAL DISCLOSURES

JANUS HENDERSON GROUP PLC

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data or as noted), (unaudited)

	Three Months Ended
	30 June	31 March	30 June
	2017	2017	2016
Revenue:
Management fees	$296.0	$197.5	$222.9
Performance fees	57.7	14.8	13.9
Shareowner servicing fees	9.9	—	—
Other revenue	21.2	17.2	20.3
Total revenue	384.8	229.5	257.1

Operating expenses:
Employee compensation and benefits	123.6	70.4	67.2
Long-term incentive plans	47.3	16.4	30.2
Distribution expenses	60.7	47.1	57.3
Investment administration	9.7	10.2	12.8
Marketing	10.1	3.2	3.7
General, administrative and occupancy	67.3	25.1	23.9
Depreciation and amortization	9.4	6.3	5.6
Total operating expenses	328.1	178.7	200.7

Operating income	56.7	50.8	56.4
Interest expense	(2.0)	(1.1)	(1.4)
Investment gains (losses), net	9.8	(0.9)	(8.9)
Other non-operating (expenses) income, net	(2.0)	1.3	(3.2)
Income tax provision	(21.0)	(7.5)	(2.7)

Net income	41.5	42.6	40.2
Net loss attributable to noncontrolling interests	0.2	—	6.1
Net income attributable to JHG	$41.7	$42.6	$46.3

Net income attributable to JHG	$41.7	$42.6	$46.3
Less: Allocation of earnings to participating stock-based awards	1.1	1.1	0.9
Net income attributable to JHG common shareholders	$40.6	$41.5	$45.4

Basic weighted-average shares outstanding (in millions)	140.2	109.3	109.3
Diluted weighted-average shares outstanding (in millions)	143.8	110.6	110.2

Diluted earnings per share	$0.28	$0.38	$0.41
Average assets under management (in billions)	$204.3	$127.6	$133.1

Pro Forma Statements of Income

The table below reflects the pro forma results of Janus Henderson for the three months ended 30 June 2017, 31 March 2017 and 30 June 2016, as though the merger had taken place on 1 January 2016:

	Pro-forma results
	Three Months Ended 30 June 2017	Three Months Ended 31 March 2017	Three Months Ended 30 June 2016

Revenue:
Management fees	454.3	427.6	440.8
Performance fees	52.3	1.0	5.6
Shareowner servicing fees	29.5	28.6	28.4
Other revenue	30.0	29.9	34.2
Total revenue	566.1	487.1	509.0
Operating expenses:
Employee compensation and benefits	185.7	163.3	152.8
Long-term incentive compensation	61.2	34.5	49.2
Distribution expenses	83.9	81.1	90.6
Investment administration	9.7	10.2	12.8
Marketing	23.2	21.7	10.6
General, administrative and occupancy	98.7	56.0	54.2
Depreciation and amortization	15.2	14.4	15.4
Total operating expenses	477.6	381.2	385.6

Operating income	88.5	105.9	123.4

Interest expense	(5.1)	(4.8)	(5.0)
Investment gains/(losses), net	9.9	0.5	(8.2)
Other non-operating (expenses)/income, net	(1.6)	2.4	(2.0)
Income before taxes	91.7	104.0	108.2
Income tax provision	(31.7)	(28.2)	(26.7)
Net income attributable to JHG	60.0	75.8	81.5
Noncontrolling interests	(1.0)	(1.4)	4.9
Net income attributable to JHG	59.0	74.4	86.4

Adjusted Pro Forma Statements of Income

The following are reconciliations of pro forma basis revenues, operating income, net income attributable to Janus Henderson and diluted earnings per share to adjusted revenues, adjusted operating income, adjusted net income attributable to Janus Henderson and adjusted diluted earnings per share based on the combined results Janus Henderson on a pro forma basis for the three months ended 30 June 2017, 31 March 2017 and 30 June 2016, as though the merger has taken place on 1 January 2016:

	Three Months Ended
	30 June	31 March	30 June
	2017	2017	2016
Reconciliation of pro forma revenue to pro forma adjusted revenue
Pro forma revenue	566.1	487.1	509.0
Distribution expenses(1)	(83.9)	(81.1)	(90.6)
Pro forma adjusted revenue	482.2	406.0	418.4

Reconciliation of pro forma operating income to pro forma adjusted operating income
Pro forma operating income	88.5	105.9	123.4
Employee compensation and benefits(3)	25.4	3.6	1.6
Long term incentive plans (3)	13.2	—	—
Marketing(3)	14.4	14.5	—
Depreciation and amortization(2)	7.8	7.6	7.8
General, administration and occupancy(3)	50.2	12.0	0.9
Pro forma adjusted operating income	199.5	143.6	133.7

Pro forma operating margin	15.6%	21.7%	24.2%
Pro forma adjusted operating margin	41.4%	35.4%	32.0%

Reconciliation of pro forma net income attributable to JHG to pro forma adjusted net income attributable to JHG
Pro forma net income attributable to JHG	59.0	74.4	86.4
Employee compensation and benefits(3)	25.4	3.6	1.6
Long term incentive plans (3)	13.2	—	—
Marketing and advertising(3)	14.4	14.5	—
Depreciation and amortization(2)	7.8	7.6	7.8
General, administration and occupancy(3)	50.2	12.0	0.9
Investment gains (5)	(10.2)	—	—
Interest expense (3)	0.7	—	—
Other non-operating expenses, net(4)	2.6	0.9	4.2
Income tax provision(6)	(23.3)	(10.7)	(2.0)
Pro forma adjusted net income attributable to JHG	139.8	102.3	98.9

Less: allocation of earnings to participating stock-based awards	(4.0)	(3.0)	(2.8)
Pro forma adjusted net income attributable to JHG Common stockholders	135.8	99.3	96.1

Weighted average diluted common shares outstanding - diluted (two class)	200.0	196.5	203.7
Pro forma diluted earnings per share (two class)	0.29	0.36	0.41
Pro forma adjusted diluted earnings per share (two class)	0.68	0.50	0.47

(1)  Distribution expenses are paid to financial intermediaries for the distribution of JHG’s investment products. JHG management believes that the deduction of third-party distribution, service and advisory expenses from revenues in the computation of net revenue reflects the nature of these expenses as revenue-sharing activities, as these costs are passed through to external parties who perform functions on behalf of, and distribute, the Group’s managed AUM.

(2)  Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. JHG management believes these non-cash and acquisition related costs do not represent the ongoing operations of the Group.

(3)  Adjustments in 2017 primarily represent transaction and integration costs in relation to the merger. Adjustments in 2016 relate to costs associated with acquisitions prior to the merger. JHG management believes these costs do not represent the ongoing operations of the Group.

(4)  Adjustments represent fair value movements on options issued to Dai-ichi and deferred consideration costs associated with acquisitions prior to the merger. JHG management believes these costs do not represent the ongoing operations of the Group.

(5)  Adjustment relates to the gain recognized on disposal of the alternative UK small cap team (‘Volantis team’) on 1 April 2017. JHG management believes this gain does not represent the ongoing operations of the Group.

(6)  The tax impact of the adjustments are calculated based on the U.S. or foreign statutory tax rate as they relate to each adjustment. Certain adjustments are either not taxable or not deductible

Balance Sheet

JANUS HENDERSON GROUP PLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	30 June	31 December
(dollars in millions)	2017	2016
Assets
Cash and cash equivalents	$640.0	$279.0
Investment securities	274.1	79.6
Other assets	924.2	524.8
Property, equipment and software, net	76.5	41.2
Intangible assets and goodwill, net	4,677.0	1,142.8
Assets of consolidated variable interest entities	441.0	366.0
Total assets	$7,032.8	$2,433.4

Liabilities, redeemable noncontrolling interests and equity
Debt	$438.9	$—
Other liabilities	931.1	486.2
Deferred tax liabilities, net	1,091.8	70.7
Liabilities of consolidated variable interest entities	23.9	26.2
Redeemable noncontrolling interests	172.0	158.0
Total equity	4,375.1	1,692.3
Total liabilities, redeemable noncontrolling interests and equity	$7,032.8	$2,433.4

Pro Forma Assets Under Management

(dollars in billions)	Equities	Fixed Income	Quantitative Equities	Multi Assets	Alternatives	Total (3)

30 June 2016	$146.5	$74.9	$48.9	$28.3	$19.2	$317.7
Sales	8.1	4.9	0.6	0.7	1.3	15.6
Redemptions (1)	(9.0)	(4.4)	(2.3)	(1.5)	(1.5)	(18.8)
Net Sales / (Redemptions)	(0.9)	0.4	(1.8)	(0.8)	(0.2)	(3.2)
Market/Fund Performance/FX	8.2	1.8	0.9	0.7	—	11.6
30 September 2016	$153.8	$77.2	$48.1	$28.3	$19.0	$326.2
Sales	10.1	7.3	1.0	1.0	1.5	20.9
Redemptions (1)	(9.9)	(6.9)	(2.6)	(1.5)	(2.1)	(23.0)
Net Sales / (Redemptions)	0.2	0.4	(1.6)	(0.5)	(0.6)	(2.1)
Market/Fund Performance/FX	(0.7)	(3.8)	0.1	0.2	(0.7)	(4.9)
31 December 2016	$153.3	$73.8	$46.6	$27.9	$17.6	$319.2
Sales	8.3	5.8	3.1	0.9	1.4	19.4
Redemptions (1)	(10.8)	(5.4)	(6.7)	(1.4)	(2.0)	(26.4)
Net Sales / (Redemptions)	(2.4)	0.3	(3.7)	(0.6)	(0.6)	(7.0)
Market/Fund Performance/FX	11.5	2.2	3.3	1.2	0.4	18.6
31 March 2017	$162.3	$76.3	$46.2	$28.6	$17.4	$330.8
Sales	10.6	5.3	0.7	1.2	2.3	20.2
Redemptions (1)	(9.4)	(6.2)	(2.5)	(1.5)	(1.5)	(21.2)
Net Sales / (Redemptions)	1.2	(0.9)	(1.8)	(0.4)	0.8	(1.0)
Market/Fund Performance/FX	9.9	1.9	2.1	1.1	0.8	15.9
Acquisitions/(disposals)	—	(0.1)	—	—	(0.7)	(0.7)
30 June 2017	$173.4	$77.2	$46.6	$29.4	$18.4	$344.9

Notes:

(1)  Redemptions include impact of client switches which could cause a positive balance on occasion.

(2)  FX reflects movement in AUM resulting from changes in foreign currency rates as non-USD denominated AUM is translated into USD.

(3)  Numbers may not cast due to rounding.

STATUTORY DISCLOSURES

Associates and Joint Ventures

As at 30 June 2017, Group holds interests in the following associates and joint ventures managed through shareholder agreements with third party investors, accounted for under the equity method:

•                  Optimum Investment Management Ltd. Ownership 30%

•                  Long Tail Alpha Ownership 20%

Movement in Controlled Entities

There have been the following acquisitions of controlled entities in the six month period to 30 June 2017.

•                  Janus Capital Group Inc.

•                  Janus Capital Management LLC

•                  Perkins Investment Management LLC

•                  INTECH Investment Management LLC

•                  Janus Distributors LLC

•                  Janus Services LLC

•                  Janus Management Holdings Corporation

•                  Janus Capital Institutional Advisers LLC

•                  Janus Holdings LLC

•                  Janus International Holdings LLC

•                  Janus Capital International Limited

•                  Janus Capital Trust Manager Limited

•                  Janus Capital (Switzerland) LLC

•                  Janus Capital Asia Limited

•                  Janus Capital Singapore Pte. Limited

•                  Janus Capital Taiwan Ltd.

•                  Janus UK Holdings Corporation

•                  Kapstream Capital Pty Limited

•                  VS Holdings Inc.

•                  VelocityCapital Management LLC

•                  Janus Index & Calculation Services LLC

Basis of Preparation

The interim consolidated financial statements contain all adjustments necessary to fairly present the financial position, results of operations and cash flows of Janus Henderson in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All such adjustments are of a normal recurring nature. Such financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes for the year ended 31 December 2016, which can be found in JHG’s prospectus dated 21 March 2017 as filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File no. 333-216824).

Corporate Governance Principles and Recommendations

In the opinion of the Directors, the financial records of the Group have been properly maintained and the Interim Condensed Consolidated Financial Statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the Group and that the opinion has been formed on the basis of a sound system of risk management and internal control which is operating effectively.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

This document includes statements concerning potential future events involving Janus Henderson Group plc that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus Henderson Group’s Registration Statement, on file with the Securities and Exchange Commission (Commission file no. 333-216824), including those that appear under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Many of these factors are beyond the control of the company and its management. Any forward-looking statements contained in this presentation are as of the date on which such statements were made. The company assumes no duty to update them, even if experience, unexpected events, or future changes make it clear that any projected results expressed or implied therein will not be realised.

Annualised, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The information, statements and opinions contained in this presentation do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

Not all products or services are available in all jurisdictions.

Mutual funds in the U.S. distributed by Janus Henderson Distributors.

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please contact your investment professional or call 800.668.0434. Read it carefully before you invest or send money.

Janus Henderson, Janus, Henderson and INTECH are trademarks or registered trademarks of Janus Henderson Investors. © Janus Henderson Investors. The name Janus Henderson Investors includes HGI Group Limited, Henderson Global Investors (Brand Management) Sarl and Janus International Holding LLC.

PART I — FINANCIAL INFORMATION

Item 1.  Financial Statements

JANUS HENDERSON GROUP PLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions, Except Share Data)

	June 30,	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$640.0	$279.0
Investment securities	274.1	79.6
Fees and other receivables	346.3	165.5
OEIC and unit trust debtors	274.8	142.1
Assets of consolidated VIEs:
Cash and cash equivalents	43.7	44.2
Investment securities	384.4	313.7
Other current assets	12.9	8.1
Other current assets	85.1	28.5
Total current assets	2,061.3	1,060.7

Non-current assets:
Property, equipment and software, net	76.5	41.2
Intangible assets, net	3,202.1	401.3
Goodwill	1,474.9	741.5
Retirement benefit asset, net	196.0	180.2
Other non-current assets	22.0	8.5
Total assets	$7,032.8	$2,433.4

LIABILITIES

Current liabilities:
Accounts payable and accrued liabilities	$330.6	$141.7
Current portion of accrued compensation, benefits and staff costs	205.1	147.0
Current portion of long-term debt	115.4	—
OEIC and unit trust creditors	273.2	137.9
Liabilities of consolidated VIEs:
Accounts payable and accrued liabilities	23.9	26.2
Total current liabilities	948.2	452.8

Non-current liabilities:
Accrued compensation, benefits and staff costs	21.0	8.7
Long-term debt	323.5	—
Deferred tax liabilities, net	1,091.8	70.7
Retirement benefit obligations, net	6.5	11.9
Other non-current liabilities	94.7	39.0
Total liabilities	2,485.7	583.1

Commitments and contingencies (See Note 13)

REDEEMABLE NONCONTROLLING INTERESTS	172.0	158.0

EQUITY
Common stock ($1.50 par and £0.125 par, 480,000,000 and 2,194,910,776 shares authorized; 200,406,138 and 1,131,842,109 shares issued and outstanding, respectively)	300.6	234.4
Additional paid-in-capital	3,824.5	1,237.9
Treasury shares (4,115,574 and 38,848,749 shares held, respectively)	(157.9)	(155.1)
Accumulated other comprehensive loss, net of tax	(344.1)	(434.5)
Retained earnings	708.0	764.8
Total shareholders’ equity	4,331.1	1,647.5
Nonredeemable noncontrolling interests	44.0	44.8
Total equity	4,375.1	1,692.3
Total liabilities, redeemable noncontrolling interests and equity	$7,032.8	$2,433.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

JANUS HENDERSON GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in Millions, Except per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Management fees	$296.0	$222.9	$493.5	$441.2
Performance fees	57.7	13.9	72.5	28.7
Shareowner servicing fees	9.9	—	9.9	—
Other revenue	21.2	20.3	38.4	41.6
Total revenue	384.8	257.1	614.3	511.5

Operating expenses:
Employee compensation and benefits	123.6	67.2	194.0	134.6
Long-term incentive plans	47.3	30.2	63.7	51.3
Distribution expenses	60.7	57.3	107.8	111.9
Investment administration	9.7	12.8	19.9	24.5
Marketing	10.1	3.7	13.3	7.1
General, administrative and occupancy	67.3	23.9	92.4	48.9
Depreciation and amortization	9.4	5.6	15.7	11.2
Total operating expenses	328.1	200.7	506.8	389.5

Operating income	56.7	56.4	107.5	122.0

Interest expense	(2.0)	(1.4)	(3.1)	(5.6)
Investment gains (losses), net	9.8	(8.9)	8.9	(2.1)
Other non-operating expenses, net	(2.0)	(3.2)	(0.7)	(2.6)
Income before taxes	62.5	42.9	112.6	111.7
Income tax provision	(21.0)	(2.7)	(28.5)	(16.9)
Net income	41.5	40.2	84.1	94.8
Net loss attributable to noncontrolling interests	0.2	6.1	0.2	3.0
Net income attributable to JHG	$41.7	$46.3	$84.3	$97.8

Earnings per share attributable to JHG common shareholders:
Basic	$0.29	$0.42	$0.66	$0.88
Diluted	$0.28	$0.41	$0.64	$0.86

Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on available-for-sale securities	$—	$0.4	$(0.4)	$(0.5)
Foreign currency translation gains (losses)	51.2	(95.5)	74.5	(134.6)
Actuarial gains	—	0.1	—	0.1
Other comprehensive income (loss), net of tax	51.2	(95.0)	74.1	(135.0)
Other comprehensive loss (income) attributable to noncontrolling interests	15.9	(8.3)	16.3	(7.2)
Other comprehensive income (loss) attributable to JHG	67.1	(103.3)	90.4	(142.2)

Total comprehensive income (loss)	$92.7	$(54.8)	$158.2	$(40.2)
Total comprehensive loss (income) attributable to noncontrolling interests	16.1	(2.2)	16.5	(4.2)
Total comprehensive income (loss) attributable to JHG	$108.8	$(57.0)	$174.7	$(44.4)

The accompanying notes are an integral part of these condensed consolidated financial statements.

JANUS HENDERSON GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Six months ended
	June 30,
	2017	2016
CASH FLOWS PROVIDED BY (USED FOR):

Operating activities:
Net income	$84.1	$94.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.7	11.2
Stock-based compensation expense	30.9	20.2
Losses from equity-method investments	—	(0.7)
Investment gains (losses), net	(8.9)	2.1
Impairment of equity-method investment	—	3.9
Contributions to pension plans in excess of costs recognized	(11.7)	(4.3)
Other, net	9.0	11.9
Changes in operating assets and liabilities:
OEIC and unit trust receivables and payables	2.6	(2.0)
Other assets	(107.9)	11.2
Other accruals and liabilities	47.8	(64.8)
Net operating activities	61.6	83.5

Investing activities:
Cash acquired from acquisition	417.2	—
Proceeds from:
Investment securities - VIEs, net	139.9	—
Investment securities - seed capital, net	22.9	5.3
Dividends received from equity-method investments	—	0.3
Purchases of:
Investment securities - seed capital	—	(50.2)
Property, equipment and software	(8.4)	(9.6)
Net cash paid on settled hedges	(7.3)	(16.5)
Net investing activities	564.3	(70.7)

Financing activities:
Proceeds from settlement of convertible note hedge	59.3	—
Settlement of stock warrant	(47.8)	—
Proceeds from issuance of option	25.7	—
Proceeds from stock-based compensation plans	2.1	8.5
Purchase of common stock for stock-based compensation plans	(39.1)	(46.1)
Dividends paid to shareholders	(128.6)	(115.9)
Repayment of long-term borrowings	—	(215.0)
Distributions to noncontrolling interests	(0.5)	—
Third-party sales (redemptions) in consolidated seeded investment products, net	(148.8)	40.7
Principal payments under capital lease obligations	(0.1)	—
Net financing activities	(277.8)	(327.8)

Cash and cash equivalents:
Effect of foreign exchange rate changes	12.4	(19.3)
Net change	360.5	(334.3)
At beginning of period	323.2	583.7
At end of period	$683.7	$249.4

Supplemental cash flow information:
Cash paid for interest	$0.3	$7.7
Cash paid for income taxes, net of refunds	$25.0	$14.0

Reconciliation of cash and cash equivalents
Cash and cash equivalents	$640.0	$204.9
Cash and cash equivalents held in VIEs	$43.7	$44.5
Total cash and cash equivalents	$683.7	$249.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

JANUS HENDERSON GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (UNAUDITED)

(Amounts in Millions)

					Accumulated
			Additional		other		Nonredeemable
	Number	Common	paid-in-	Treasury	comprehensive	Retained	noncontrolling	Total
	of shares	stock	capital	shares	loss	earnings	interests	equity
Balance at December 31, 2015	1,131.8	$234.4	$1,237.9	$(175.3)	$(189.6)	$759.5	$44.1	$1,911.0
Net income	—	—	—	—	—	97.8	(3.0)	94.8
Other comprehensive income (loss)	—	—	—	—	(142.2)	—	7.2	(135.0)
Dividends paid to shareholders	—	—	—	—	—	(115.9)	—	(115.9)
Purchase of common stock for stock-based compensation plans	—	—	—	(46.1)	—	—	—	(46.1)
Vesting of stock-based compensation plans	—	—	—	65.8	—	(65.8)	—	—
Stock-based compensation plan expense	—	—	—	—	—	20.2	—	20.2
Proceeds from stock-based compensation plans	—	—	—	—	—	8.5	—	8.5
Balance at June 30, 2016	1,131.8	$234.4	$1,237.9	$(155.6)	$(331.8)	$704.3	$48.3	$1,737.5

Balance at December 31, 2016	1,131.8	$234.4	$1,237.9	$(155.1)	$(434.5)	$764.8	$44.8	$1,692.3
Share consolidation	(1,018.6)	—	—	—	—	—	—	—
Net income	—	—	—	—	—	84.3	(0.5)	83.8
Other comprehensive income (loss)	—	—	—	—	90.4	—	(16.3)	74.1
Dividends paid to shareholders	—	—	—	—	—	(128.6)	—	(128.6)
Distributions to noncontrolling interests	—	—	—	—	—	—	(0.5)	(0.5)
Derivative instruments acquired on acquisition	—	—	54.4	—	—	—	—	54.4
Noncontrolling interests recognized on acquisition	—	—	—	—	—	—	16.5	16.5
Settlement of derivative instruments	—	—	(11.5)	—	—	—	—	(11.5)
Purchase of common stock for stock-based compensation plans	—	—	—	(39.1)	—	—	—	(39.1)
Issuance of common stock	87.2	130.8	2,551.2	—	—	—	—	2,682.0
Redenomination and reduction of par value of stock	—	(64.6)	64.6	—	—	—	—	—
Acquisition adjustment in relation to unvested awards	—	—	(81.3)	—	—	—	—	(81.3)
Vesting of stock-based compensation plans	—	—	(13.9)	36.3	—	(22.4)	—	—
Stock-based compensation plan expense	—	—	21.0	—	—	9.9	—	30.9
Proceeds from stock-based compensation plans	—	—	2.1	—	—	—	—	2.1
Balance at June 30, 2017	200.4	$300.6	$3,824.5	$(157.9)	$(344.1)	$708.0	$44.0	$4,375.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

JANUS HENDERSON GROUP PLC

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Basis of Presentation

In the opinion of the management of Janus Henderson Group plc (“JHG” or “the Group”), previously Henderson Group plc (“Henderson”), the accompanying condensed consolidated financial statements contain all adjustments necessary to fairly present the financial position, results of operations and cash flows of JHG in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Such financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the annual consolidated financial statements and notes included in the Henderson annual financial statements for the year ended December 31, 2016, which can be found in JHG’s prospectus dated March 21, 2017, as filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-216824) (the “Prospectus”). Events subsequent to the balance sheet date have been evaluated for inclusion in the accompanying financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements. Certain prior period balances have been reclassified for conformity with current period presentation. There was no impact on the results.

The Group had $9.9 million and $20.2 million of stock-based compensation costs and nil and $8.5 million of proceeds from stock-based compensation plans included in retained earnings during the six-month periods ended June 30, 2017 and June 30, 2016, respectively. Prior to the Group’s Extraordinary General Meeting (“EGM”) on April 26, 2017, the Group’s articles of association did not allow the Group to recognize these items in additional paid-in-capital. A change in the Group’s articles of association was approved at the EGM and from April 26, 2017, all costs in relation to stock-based compensation will be recognized in additional paid-in-capital. The accumulated balance in relation to stock-based compensation plans within retained earnings as of June 30, 2017 and December 31, 2016, was $(105.4) million and $(92.9) million, respectively.

Share Redenomination and Consolidation

On April 26, 2017, Henderson redenominated its ordinary shares from Great British pound (“GBP”) to U.S. dollar (“USD”) resulting in a change in par value from £0.125 to $0.1547 per share. At that time Henderson had 1,131,842,110 shares in issue and as a result the ordinary share nominal capital became $175.1 million. The difference between the revised ordinary share nominal capital balance of $175.1 million and the previously stated ordinary share nominal capital balance of $234.4 million (converted at the historic exchange rate rather than the rate required for the redenomination under Jersey company law) was recognized as a component of additional paid-in-capital. Consequently, the additional paid-in-capital balance was adjusted from $1,237.9 million to $1,297.2 million.

Additionally, in accordance with a special resolution passed by the shareholders on May 3, 2017, the par value of the shares of Henderson was reduced to $0.15 per share from $0.1547 per share and the total ordinary share nominal capital became $169.8 million. In accordance with that resolution, the reduction in the total ordinary share nominal capital of $5.3 million was credited to the additional paid-in-capital account which moved from $1,297.2 million to $1,302.5 million.

On April 26, 2017, the shareholders approved a 10-to-1 share consolidation, which took effect on May 30, 2017. As a result of the share consolidation, the number of shares in issue was reduced by a factor of 10, and the par value of the shares became $1.50.

Merger with Janus Capital Group Inc.

On May 30, 2017 (the “Closing Date”), Janus Capital Group Inc. (“JCG”) and Henderson announced the completion of an all-stock merger of equals (“the Merger”). JCG is a U.S.-based asset manager. The Merger is expected to accelerate the Group’s strategic objectives for growth, diversification and the creation of a global active investment manager. Based on an evaluation of the Merger agreement provisions, Henderson was determined to be the acquirer for accounting purposes and the historical financial statements and notes included herein represent Henderson.

Prior to the Merger, Henderson’s functional currency was GBP. After consideration of numerous factors, management concluded that the post-merger functional currency of JHG will be USD.

The Condensed Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2017, include JCG results from the Closing Date. The Condensed Consolidated Balance Sheet reflects the financial position of JHG at June 30, 2017. See Note 2 - Acquisitions, for more information on the Merger.

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new revenue recognition standard. The standard’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. The revenue standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Group is evaluating the effect of adopting this new accounting standard, including the amending Accounting Standards Update (“ASU”), and is focused on the assessment of its mutual fund performance fees and the related applicability of the new guidance. Currently, JHG does not expect a change in accounting treatment for mutual fund performance fees or other operating revenues upon adoption of the new guidance. However, the Group’s evaluation is ongoing and not complete.

In January 2016, the FASB issued amendments to its financial instruments standard, including changes relating to the accounting for equity investments and the presentation and disclosure requirements for financial instruments. Under the amended guidance, all equity investments in unconsolidated entities (other than those accounted for using the equity method of accounting) will generally be measured at fair value through earnings. There will no longer be an available-for-sale classification (changes in fair value reported in other comprehensive income) for equity securities with readily determinable fair values. The amended guidance also requires financial assets and financial liabilities to be presented separately in the notes to the financial statements, grouped by measurement category (e.g., fair value, amortized cost, lower of cost or market) and form of financial asset (e.g., loans, securities). The standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Group is evaluating the effect of adopting this new accounting standard.

In February 2016, the FASB issued a new standard on accounting for leases. The new standard represents a significant change to lease accounting and introduces a lessee model that brings most leases onto the balance sheet. The standard also aligns certain of the underlying principles of the new lessor model with those in the FASB’s new revenue recognition standard. Furthermore, the new standard addresses other concerns related to the current leases model. The standard is effective for fiscal years beginning after December 15, 2018. The Group is evaluating the effect of adopting this new accounting standard.

In March 2016, the FASB issued an amendment to its principal-versus-agent guidance in the FASB’s new revenue standard. The key provisions of the amendment are assessing the nature of the entity’s promise to the customer, identifying the specified goods or services, and applying the control principle and indicators of control. The amendment is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. In addition, entities are required to adopt the amendment by using the same transition method they used to adopt the new revenue standard. The Group’s principal-versus-agent assessment is focused on treatment of distribution fees collected from mutual fund assets and whether such fees should be reported as revenue (1) on a gross basis or (2) on a net basis, where such fees are reduced by distribution fees paid by the Group to intermediaries. The Group’s assessment is ongoing and not complete.

In August 2016, the FASB issued an ASU to clarify guidance on the classification of certain cash receipts and cash payments in the statements of cash flows. The FASB issued the ASU with the intent of reducing diversity in practice regarding eight types of cash flows. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. The Group is evaluating the effect of adopting this new accounting standard.

In November 2016, the FASB issued an ASU to clarify guidance on the classification and presentation of restricted cash in the statements of cash flows. The ASU is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. The Group is evaluating the effect of adopting this new accounting standard.

In January 2017, the FASB issued an ASU that simplifies the accounting for goodwill impairments by eliminating step two from the goodwill impairment test. The ASU requires goodwill impairments to be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. The ASU is effective for annual and interim impairment tests for periods beginning after December 15, 2021. Early adoption is allowed for annual and interim impairment tests occurring after January 1, 2017. The Group is evaluating the effect of adopting this new accounting standard.

Note 2 — Acquisitions

Merger with JCG

On the Closing Date, pursuant to the Agreement and Plan of Merger dated as of October 3, 2016 (the “Merger Agreement”), by and among JCG, a Delaware corporation, Henderson, a company incorporated in Jersey, and Horizon Orbit Corp., a Delaware corporation and a direct and wholly owned subsidiary of Henderson (“Merger Sub”), Merger Sub merged with and into JCG, with JCG surviving such merger as a direct and wholly owned subsidiary of Henderson. Upon closing of the Merger, Henderson became the parent holding company for the combined group and was renamed Janus Henderson Group plc.

Upon closing of the Merger, holders of JCG common stock received 0.47190 fully paid and non-assessable JHG ordinary shares with a par value of $1.50 per share (the “Ordinary Shares”) for each share of JCG common stock held, plus cash in lieu of any fractional shares based on prevailing market prices. Effective immediately prior to the closing of the Merger, Henderson implemented a share consolidation of ordinary shares at a ratio of one Ordinary Share (or Chess Depositary Interest (“CDI”), as applicable) for every 10 ordinary shares (or CDIs, as applicable) outstanding.

The fair value of consideration transferred to JCG common stockholders was $2,600.7 million, representing 87.2 million shares of JHG transferred at a share price of $30.75 each as of the Closing Date, adjusted for a post-combination stock-based compensation charge for unvested shares in relation to JCG share plans.

The issuance of JHG shares in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to JHG’s registration statement on Form F- 4 (File No. 333- 216824) filed with the SEC on March 20, 2017 (the “Registration Statement”).

Preliminary Fair Values of Assets Acquired and Liabilities Assumed

Preliminary estimates of fair values of the assets acquired and liabilities assumed are based on information available as of the closing of the Merger. The Group is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the closing of the Merger.

The preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed is presented in the following table (in millions):

Preliminary
purchase price
allocation
Assets:
Cash and cash equivalents	$417.2
Investment securities	270.4
Fees and other receivables	133.7
Other current assets	119.4
Property, equipment and software	32.3
Intangible assets	2,785.0
Goodwill	697.9
Other non-current assets	10.6
Liabilities:
Long-term debt	481.8
Deferred tax liabilities	1,025.6
Other current liabilities	243.8
Other non-current liabilities	55.2
Noncontrolling interests	59.4
Net assets acquired	$2,600.7

Goodwill

Goodwill primarily represents the value JHG expects to obtain from growth opportunities and synergies for the combined operations. Goodwill is not deductible for tax purposes.

Intangible Assets

Acquired intangible assets include the value of investment advisory agreements for mutual funds, separate accounts and exchange traded products (“ETPs”). Also included are the values of acquired trademarks, which include trademarks for Janus Capital Management LLC (“Janus”), INTECH Investment Management LLC (“INTECH”), Kapstream Capital Pty Limited (“Kapstream”), Perkins Investment Management LLC (“Perkins”) and VS Holdings Inc. (“VelocityShares”). Preliminary estimates of acquired intangible assets and their related estimated useful lives are presented in the following table (in millions):

	Estimated	Estimated useful
	fair value	life (in years)
Investment management contracts - mutual funds	$2,155.0	Indefinite
Investment management contracts - separate accounts	202.0	13-22
Investment management contracts - exchange traded notes	33.0	15
Investment management contracts - exchange traded funds	14.0	Indefinite
Trademarks	381.0	Indefinite
	$2,785.0

The following table presents movement in intangible assets during the period (in millions):

	December 31, 2016	Merger	Amortization	Foreign currency translation	June 30, 2017
Indefinite-lived intangible assets:
Investment management agreements	$334.8	$2,169.0	$—	$23.5	$2,527.3
Trademarks	—	381.0	—	—	381.0

Definite-lived intangible assets:
Client relationships	126.9	235.0	—	1.0	362.9
Accumulated amortization	(60.4)	—	(8.7)	—	(69.1)
Net intangible assets	$401.3	$2,785.0	$(8.7)	$24.5	$3,202.1

Amortization expense was $5.1 million and $8.7 million for the three and six months ended June 30, 2017, respectively, and $3.7 million and $7.4 million and for the same periods ended June, 2016. Expected future amortization expense is summarized below (in millions):

Year ended December 31,	Amount
2017 (remainder of year)	$14.8
2018	29.6
2019	29.6
2020	29.6
2021	26.8
2022	18.3
Thereafter	144.6
Total	$293.3

Debt

Debt was valued using quoted market prices, which are considered fair value Level 2 inputs.

The acquired 0.750% Convertible Senior Notes due 2018 (“2018 Convertible Notes”) may be wholly or partially settled in cash, and thereby the liability and conversion feature components are accounted for separately. The $115.2 million liability component was determined by discounting future contractual cash flows at a 1.9% rate, which is consistent with the estimated market interest rate for similar senior notes with no conversion option. The liability component will accrete up to the face value of $116.6 million, through interest expense, over the remaining term of the notes. The $42.9 million equity component was determined as the difference between the liability component and the fair value of the notes at the Closing Date.

The 4.875% Senior Notes due 2025 (“2025 Senior Notes”) were recorded at their fair value of $323.7 million at the time of the Merger. The 2025 Senior Notes include unamortized debt premium at June 30, 2017, of $27.9 million, which will be amortized over the remaining life of the notes through interest expense. The unamortized debt premium is recorded as a liability within long-term debt on JHG’s Condensed Consolidated Balance Sheets.

Deferred Tax Liabilities, Net

Deferred income taxes primarily relate to deferred income tax balances acquired from JCG and the deferred tax impact of fair value adjustments of the assets and liabilities acquired from JCG, including intangible assets and long-term debt. Deferred income taxes were provisionally estimated based on statutory tax rates in the jurisdictions of the legal entities where the acquired assets and liabilities are taxed. Tax rates used are continually assessed, and updates to deferred income tax estimates are based on any changes to provisional valuations of the related assets and liabilities and refinement of the effective tax rates, which could result in changes to these provisional values.

Pro Forma Results of Operations

The following table presents summarized unaudited supplemental pro forma operating results as if the Merger had occurred at the beginning of each of the periods presented (in millions). The only material adjustment made was the inclusion of the JCG results for the periods.

	Six months ended
	June 30, 2017	June 30, 2016
Revenues	$1,053.2	$1,011.9
Net income attributable to JHG	$133.4	$174.0

JCG Results of Operations

Revenue and net income of JCG from the Closing Date through the end of the second quarter 2017 included in JHG’s Condensed Consolidated Statements of Comprehensive Income is presented in the following table (in millions):

Closing Date -
June 30, 2017
Revenues	$105.2
Net income attributable to JCG	$15.7

Options

On the Closing Date of the Merger, JHG granted Dai-ichi Life Holdings Inc. (“Dai-ichi”) 20 tranches of conditional options with each tranche allowing Dai-ichi to purchase 500,000 JHG ordinary shares at a strike price of £29.972 per share (the terms of such options having been adjusted in accordance with the terms of the Dai-ichi option agreement to take account of the effect of the share consolidation). The cash consideration of the options was £19.8 million ($25.7 million). The options can be exercised by Dai-ichi for the period from the Closing Date of the Merger until October 3, 2018.

Contingent Consideration

Acquisitions prior to the Merger included contingent consideration. Refer to Note 5 — Fair Value Measurements for a detailed discussion of the terms of the contingent consideration.

Note 3 — Consolidation

Variable Interest Entities

Consolidated Variable Interest Entities

JHG’s consolidated variable interest entities (“VIEs”) as of June 30, 2017, include certain consolidated seeded investment products in which the Group has an investment and acts as the investment manager. The assets of these VIEs are not available to JHG or the creditors of JHG. JHG may not, under any circumstances, access cash and cash equivalents held by consolidated VIEs to use in its operating activities or otherwise. In addition, the investors in these VIEs have no recourse to the credit of the Group.

Consolidated VIE assets and liabilities, presented after intercompany eliminations, at June 30, 2017, and December 31, 2016, are as follows (in millions):

	June 30,	December 31,
	2017	2016
Investment securities	$384.4	$313.7
Cash and cash equivalents	43.7	44.2
Other current assets	12.9	8.1
Accounts payable and accrued liabilities	(23.9)	(26.2)
Total	417.1	339.8
Redeemable noncontrolling interests in consolidated VIEs	(150.8)	(158.0)
Nonredeemable noncontrolling interests in consolidated VIEs	(27.9)	(44.8)
JHG’s net interest in consolidated VIEs	$238.4	$137.0

Unconsolidated Variable Interest Entities

At June 30, 2017, and December 31, 2016, JHG’s carrying values of investment securities included on the Condensed Consolidated Balance Sheets pertaining to unconsolidated VIEs was $1.1 million and nil, respectively. JHG’s total exposure to unconsolidated VIEs represents the value of its economic ownership interest in the investment securities.

Voting Rights Entities

Consolidated Voting Rights Entities

The following table presents the balances related to consolidated voting rights entities (“VREs”) that were recorded on JHG’s Condensed Consolidated Balance Sheets, including JHG’s net interest in these products (in millions):

	June 30,	December 31,
	2017	2016
Investment securities	$12.7	$5.1
Redeemable noncontrolling interests in consolidated VREs	(1.4)	—
JHG’s net interest in consolidated VREs	$11.3	$5.1

JHG’s total exposure to consolidated VREs represents the value of its economic ownership interest in these seeded investment products. Valuation changes associated with investments held at fair value are reflected in investment gains (losses), net on the Group’s Condensed Consolidated Statements of Comprehensive Income. Valuation changes are partially offset in net loss attributable to noncontrolling interests for the portion not attributable to JHG. Refer to Note 4 — Investment Securities.

JHG may not, under any circumstances, access cash and cash equivalents held by consolidated VREs to use in its operating activities or for any other purpose.

Unconsolidated Voting Rights Entities

At June 30, 2017, and December 31, 2016, JHG’s carrying value of investment securities included on the Condensed Consolidated Balance Sheets pertaining to unconsolidated VREs was $52.0 million and $4.9 million, respectively. JHG’s total exposure to unconsolidated VREs represents the value of its economic ownership interest in the investment securities.

Note 4 — Investment Securities

JHG’s investment securities as of June 30, 2017, and December 31, 2016, are summarized as follows (in millions):

	June 30,	December 31,
	2017	2016
Trading securities:
Seeded investment products:
Consolidated VIEs	$365.1	$288.0
Consolidated VREs	12.7	5.1
Unconsolidated	43.2	4.5
Separate accounts	70.0	—
Pooled investment funds	26.5	—
Total seeded investment products	517.5	297.6
Investments related to deferred compensation plans	99.2	66.5
Other investments	12.6	3.1
Total trading securities	629.3	367.2
Available-for-sale securities:
Seeded investment products:
Consolidated VIEs	19.3	25.7
Unconsolidated	9.9	0.4
Total available-for-sale securities	29.2	26.1
Total investment securities	$658.5	$393.3

Trading Securities

Net unrealized gains (losses) on trading securities held as of June 30, 2017 and 2016, are summarized as follows (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Trading securities held at period end	$(7.0)	$3.3	$(4.5)	$10.2

Available-for-Sale Securities

The following is a summary of available-for-sale securities as of June 30, 2017, and December 31, 2016 (in millions):

		Gross unrealized		Foreign
		investment		currency
	Cost	Gains	Losses	translation	Fair value
June 30, 2017:
Available-for-sale securities	$24.7	$3.0	$—	$1.5	$29.2
December 31, 2016:
Available-for-sale securities	$15.1	$3.4	$—	$7.6	$26.1

Derivative Instruments

JHG maintains an economic hedge program that uses derivative instruments to mitigate against market volatility of certain seeded investments by using index and commodity futures (“futures”), index swaps, total return swaps (“TRSs”) and credit default swaps. Certain foreign currency exposures associated with the Group’s seeded investment products are also hedged by using foreign currency forward contracts.

JHG was party to the following derivative instruments as of June 30, 2017, and December 31, 2016 (in millions):

	Notional value
	June 30, 2017	December 31, 2016
Futures	$214.7	$14.7
Credit default swaps	113.5	—
Index swaps	67.0	34.2
Total return swaps	68.1	59.5
Foreign currency forward contracts	82.3	170.1

The derivative instruments are not designated as hedges for accounting purposes, with the exception of certain foreign currency forward contracts used for net investment hedging. Changes in fair value of the futures, index swaps, TRSs and credit default swaps are recognized in investment gains (losses), net on JHG’s Condensed Consolidated Statements of Comprehensive Income. Changes in the fair value of the foreign currency forward contracts designated as hedges for accounting purposes are recognized in other comprehensive income, net of tax on JHG’s Condensed Consolidated Statements of Comprehensive Income.

The value of the individual derivative contracts are recognized on a gross basis and included in other current assets or accounts payable and accrued liabilities in the Condensed Consolidated Balance Sheet. The Group has entered into netting arrangements with certain counterparties. The impacts of any potential netting are shown below.

The following tables illustrate the effect of offsetting derivative instruments on JHG’s Condensed Consolidated Balance Sheets as of June 30, 2017, and December 31, 2016 (in millions):

	June 30, 2017
		Gross amounts
		offset by	Gross amounts
		derivative	offset by cash
	Gross amounts	instruments	collateral pledged	Net amounts
Assets:
Futures	$5.9	$(0.5)	$—	$5.4
Total assets	$5.9	$(0.5)	$—	$5.4

Liabilities:
Futures	$(0.5)	$0.5	$—	$—
Index swaps	(1.1)	—	1.1	—
Credit default swaps	(2.3)	—	1.1	(1.2)
Foreign currency forward contracts	(1.8)	—	1.0	(0.8)
Total liabilities	$(5.7)	$0.5	$3.2	$(2.0)

	December 31, 2016
		Gross amounts
		offset by	Gross amounts
		derivative	offset by cash
	Gross amounts	instruments	collateral pledged	Net amounts
Liabilities:
Total return swaps	$(1.1)	$—	$1.1	$—
Index swaps	(0.8)	—	0.5	(0.3)
Foreign currency forward contracts	(3.2)	—	—	(3.2)
Total liabilities	$(5.1)	$—	$1.6	$(3.5)

The Group recognized the following net foreign currency translation gains on hedged seed investments denominated in currencies other than the Group’s functional currency and net losses associated with foreign currency forward contracts under net investment hedge accounting for the three and six months ended June 30, 2017 and 2016 (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Foreign currency translation	$0.1	$8.4	$0.7	$14.4
Foreign currency forward contracts	(0.1)	(8.4)	(0.7)	(14.4)
Total	$—	$—	$—	$—

The foreign currency translation gains and losses on foreign currency forward contracts associated with the net investment hedge are recognized in other comprehensive income, net on JHG’s Condensed Consolidated Statements of Comprehensive Income.

Derivative Instruments in Consolidated Seeded Investment Products

Certain of the Group’s consolidated seeded investment products utilize derivative instruments to contribute to the achievement of defined investment objectives. These derivative instruments are classified within other current assets or accounts payable and accrued liabilities on JHG’s Condensed Consolidated Balance Sheets. Gains and losses on these derivative instruments are classified within investment gains (losses), net on JHG’s Condensed Consolidated Statements of Comprehensive Income.

JHG’s consolidated seeded investment products were party to the following derivative instruments as of June 30, 2017, and December 31, 2016 (in millions):

	Notional value
	June 30, 2017	December 31, 2016
Futures	$164.6	$22.3
Contracts for differences	—	9.2
Credit default swaps	7.4	1.8
Interest rate swaps	38.1	8.3
Options	0.2	184.8
Swaptions	2.4	1.7
Foreign currency forward contracts	89.1	120.0

The following table illustrates the effect of offsetting derivative instruments within consolidated seeded investment products on JHG’s Condensed Consolidated Balance Sheets as of June 30, 2017 (in millions):

	June 30, 2017
		Gross amounts
		offset by	Gross amounts
		derivative	offset by cash
	Gross amounts	instruments	collateral pledged	Net amounts
Assets:
Futures	$0.7	$(0.6)	$—	$0.1
Contracts for differences	0.4	(0.1)	—	0.3
Interest rate swaps	0.2	(0.2)	—	—
Credit default swaps	0.1	—	—	0.1
Options	1.8	(0.6)	—	1.2
Foreign currency forward contracts	0.1	(0.1)	—	—
Total assets	$3.3	$(1.6)	$—	$1.7
Liabilities:
Futures	$(1.0)	$0.6	$—	$(0.4)
Contracts for differences	(0.7)	0.1	—	(0.6)
Interest rate swaps	(0.2)	0.2	—	—
Credit default swaps	(0.4)	—	—	(0.4)
Options	(0.6)	0.6	—	—
Foreign currency forward contracts	(0.3)	0.1	0.1	(0.1)
Total liabilities	$(3.2)	$1.6	$0.1	$(1.5)

The following table illustrates the effect of offsetting derivative instruments within consolidated seeded investment products on JHG’s Condensed Consolidated Balance Sheets as of December 31, 2016 (in millions):

	December 31, 2016
		Gross amounts
		offset by	Gross amounts
		derivative	offset by cash
	Gross amounts	instruments	collateral	Net amounts
Assets:
Futures	$0.6	$(0.1)	$—	$0.5
Contracts for differences	0.3	(0.1)	—	0.2
Interest rate swaps	0.1	(0.1)	—	—
Options	3.1	(1.2)	—	1.9
Foreign currency forward contracts	0.4	—	(0.4)	—
Total assets	$4.5	$(1.5)	$(0.4)	$2.6
Liabilities:
Futures	$(0.1)	$0.1	$—	$—
Contracts for differences	(0.1)	0.1	—	—
Interest rate swaps	(0.1)	0.1	—	—
Credit default swaps	(0.1)	—	—	(0.1)
Options	(1.2)	1.2	—	—
Foreign currency forward contracts	(2.4)	—	0.3	(2.1)
Total liabilities	$(4.0)	$1.5	$0.3	$(2.2)

As of June 30, 2017, certain consolidated seeded investment products sold credit protection through the use of credit default swap contracts. This type of arrangement did not exist as of December 31, 2016. The contracts provide alternative credit risk exposure to individual companies and countries outside of traditional bond markets. The terms of the credit default swap contracts range from one to five years.

As sellers in credit default swap contracts, the consolidated seeded investment products would be required to pay the notional value of a referenced debt obligation to the counterparty in the event of a default on the debt obligation by the issuer. The notional value represents the estimated maximum potential undiscounted amount of future payments required upon the occurrence of a credit default event. As of June 30, 2017, the notional values of the agreements totaled $6.4 million. The credit default swap contracts include recourse provisions that allow for recovery of a certain percentage of amounts paid upon the occurrence of a credit default event. As of June 30, 2017, the fair value of the credit default swap contracts selling protection was $0.4 million.

Investment Gains (Losses), Net

Investment gains (losses), net on JHG’s Condensed Consolidated Statements of Comprehensive Income included the following for the three and six months ended June 30, 2017 and 2016 (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Seeded investment products	$(2.1)	$(3.8)	$(0.9)	$4.3
Fair value movements on derivatives	1.8	(5.2)	(0.3)	(7.3)
Gain on sale of Volantis	10.2	—	10.2	—
Other	(0.1)	0.1	(0.1)	0.9
Investment gains (losses), net	$9.8	$(8.9)	$8.9	$(2.1)

On April 1, 2017, the Group completed the sale of its alternative UK small cap team (“Volantis”). Consideration for the sale was a 10% share of the management and performance fees generated by Volantis for a period of three years.  A $10.2 million gain was recognized in investment gains (losses), net on the Condensed Consolidated Statements of Comprehensive Income, representing the net present value of estimated future cash flows.

Cash Flows

Cash flows related to investment securities for the six months ended June 30, 2017 and 2016, are summarized as follows (in millions):

	Six months ended June 30,
	2017		2016
	Purchases	Sales,	Purchases	Sales,
	and	settlements and	and	settlements and
	settlements	maturities	settlements	maturities
Trading securities	$(45.6)	$198.4	$(49.5)	$—
Available-for-sale securities	(0.1)	10.1	(0.7)	5.3
Total cash flows	$(45.7)	$208.5	$(50.2)	$5.3

Note 5 — Fair Value Measurements

The following table presents assets, liabilities and redeemable noncontrolling interests presented in the financial statements or disclosed in the notes to the financial statements at fair value on a recurring basis as of June 30, 2017 (in millions):

	Fair value measurements using:
	Quoted prices in
	active markets for
	identical assets	Significant other	Significant
	and liabilities	observable inputs	unobservable inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Cash equivalents	$391.1	$—	$—	$391.1
Investment securities:
Consolidated VIEs - trading	204.0	114.3	46.8	365.1
Other - trading	162.8	101.4	—	264.2
Consolidated VIEs - available-for-sale	19.3	—	—	19.3
Other - available-for-sale	9.9	—	—	9.9
Total investment securities	396.0	215.7	46.8	658.5
Seed hedge derivatives	5.9	—	—	5.9
Derivatives in consolidated seeded investment products	2.7	2.1	—	4.8
Contingent consideration	—	—	10.6	10.6
Total assets	$795.7	$217.8	$57.4	$1,070.9

Liabilities:
Derivatives in consolidated seeded investment products	$2.2	$2.5	$—	$4.7
Financial liabilities in consolidated seeded investment products	11.7	—	—	11.7
Seed hedge derivatives	5.7	—	—	5.7
Current portion of long-term debt(1)	—	171.4	—	171.4
Long-term debt(1)	—	321.1	—	321.1
Deferred bonuses	—	—	50.3	50.3
Contingent consideration	—	—	76.0	76.0
Dai-ichi option	—	—	26.9	26.9
Total liabilities	$19.6	$495.0	$153.2	$667.8

Redeemable noncontrolling interests:
Consolidated seeded investment products	$—	$—	$152.2	$152.2
INTECH	—	—	19.8	19.8
Total redeemable noncontrolling interests	$—	$—	$172.0	$172.0

(1)         Carried at amortized cost and disclosed at fair value.

The following table presents assets, liabilities and redeemable noncontrolling interests presented in the financial statements or disclosed in the notes to the financial statements at fair value on a recurring basis as of December 31, 2016 (in millions):

	Fair value measurements using:
	Quoted prices in
	active markets for
	identical assets	Significant other	Significant
	and liabilities	observable inputs	unobservable inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Investment securities:
Consolidated VIEs - trading	$128.2	$117.1	$42.7	$288.0
Other - trading	66.1	13.1	—	79.2
Consolidated VIEs - available-for-sale	20.3	5.4	—	25.7
Other - available-for-sale	0.4	—	—	0.4
Total investment securities	215.0	135.6	42.7	393.3
Derivatives in consolidated seeded investment products	3.4	0.6	—	4.0
Total assets	$218.4	$136.2	$42.7	$397.3

Liabilities:
Derivatives in consolidated seeded investment products	$1.3	$2.2	$—	$3.5
Financial liabilities in consolidated seeded investment products	16.2	—	—	16.2
Contingent consideration	—	—	25.5	25.5
Deferred bonuses	—	—	42.9	42.9
Seed hedge derivatives	—	5.1	—	5.1
Total liabilities	$17.5	$7.3	$68.4	$93.2

Total redeemable noncontrolling interests	$—	$—	$158.0	$158.0

Level 1 Fair Value Measurements

JHG’s Level 1 fair value measurements consist mostly of seeded investment products, investments in advised mutual funds, cash equivalents and investments related to deferred compensation plans with quoted market prices in active markets. The fair value level of consolidated seeded investment products is determined by the underlying securities of the product. The fair value level of unconsolidated seeded investment products is determined using the respective net asset value (“NAV”) of each product.

Level 2 Fair Value Measurements

JHG’s Level 2 fair value measurements consist mostly of consolidated seeded investment products and JHG’s long-term debt. The fair value of consolidated seeded investment products is determined by the underlying securities of the product. The fair value of JHG’s long-term debt is determined using broker quotes and recent trading activity, which are considered Level 2 inputs.

Level 3 Fair Value Measurements

Investment Products

As of June 30, 2017, certain securities within consolidated VIEs were valued using significant unobservable inputs, resulting in Level 3 classification.

Contingent Consideration

Acquisition of Geneva

The consideration payable on the acquisition of Geneva Capital Management LLC (“Geneva”) in 2014 included two contingent tranches of up to $45.0 million and $25.0 million, payable over six years. No fair value adjustment was necessary in the period ended June 30, 2017. As of June 30, 2017 and December 31, 2016, the contingent consideration had a fair value of $21.2 million and $20.3 million, respectively, and was included in other non-current liabilities on JHG’s Condensed Consolidated Balance Sheets.

The fair value of the Geneva contingent consideration is estimated at each reporting date by forecasting revenue, as defined by the sale and purchase agreement, over the contingency period, and determining whether targets will be met. Significant unobservable inputs used in the valuation are limited to forecast revenues, which factor in expected growth in assets under management (“AUM”) based on performance and industry trends.

Acquisition of Perennial

The consideration payable on the acquisition of Perennial Fixed Interest Partners Pty Ltd and Perennial Growth Management Pty Ltd (together “Perennial”) included contingent consideration payable in 2017 and 2019 if revenues of the Perennial equities business meet certain targets. The total maximum payment over the entire contingent consideration period is $11.5 million as of June 30, 2017. In addition, there is a maximum amount of $37.4 million payable in two tranches in 2019 and 2020, which have employee service conditions attached (“earn-out”). The earn-out is accrued over the service period as compensation expense and is based on net management fee revenue. As of June 30, 2017, and December 31, 2016, the contingent consideration and earn-out had a fair value of $7.6 million and $5.2 million, respectively, which is included on JHG’s Condensed Consolidated Balance Sheet.

The fair value of the Perennial contingent consideration and earn-out is calculated at each reporting date by forecasting Perennial revenues over the contingency period and determining whether the forecasted amounts meet the defined targets. The significant unobservable input used in the valuation is forecasted revenue.

Acquisition of Kapstream

JCG’s acquisition of Kapstream was a two-stage acquisition. The original acquisition of 51% in July 2015 had contingent consideration payable at 18 and 36 months after acquisition if certain Kapstream AUM reach defined targets.

The purchase of the remaining 49% had contingent consideration of up to $42.5 million. Payment of the contingent consideration is subject to all Kapstream products and certain products advised by Janus, reaching defined revenue targets on the first, second and third anniversaries of January 31, 2017. The contingent consideration will be payable in three equal installments on the anniversary dates and is indexed to the performance of the Kapstream Absolute Return Income Fund. Upon achieving the defined revenue targets, the holders receive the value of the contingent consideration adjusted for gains or losses attributable to the mutual fund to which the contingent consideration is indexed, subject to tax withholding.

As of June 30, 2017, the contingent consideration had a fair value of $40.9 million; $17.3 million is included in accounts payable and accrued liabilities, and $23.6 million is included in other non-current liabilities on JHG’s Condensed Consolidated Balance Sheets. As of June 30, 2017, the total maximum payment over the remaining contingent consideration period is $47.1 million.

The fair value of the Kapstream contingent consideration is calculated at each reporting date by forecasting certain Kapstream AUM or defined revenue over the contingency period and determining whether the forecasted amounts meet the defined targets. Significant unobservable inputs used in the valuation are limited to forecasted Kapstream AUM and defined revenue targets.

Acquisition of VelocityShares

JCG’s acquisition of VelocityShares in 2014 included contingent consideration. The remaining contingent consideration is payable on the third and fourth anniversaries of the acquisition, in amounts up to $8.0 million each.  The payments are contingent on certain VelocityShares’ ETPs reaching defined net revenue targets. As of June 30, 2017, the total maximum payment over the remaining contingent consideration period (third and fourth anniversaries of the acquisition) is $16.0 million.

As of June 30, 2017, the contingent consideration had a fair value of $6.3 million; $5.2 million is included in accounts payable and accrued liabilities, and $1.1 million is included in other non-current liabilities on JHG’s Condensed Consolidated Balance Sheets.

The fair value of the VelocityShares contingent consideration is calculated at each reporting date by forecasting net ETP revenue, as defined by the purchase agreement, over the contingency period and determining whether net forecasted ETP revenue targets are achieved. Significant unobservable inputs used in the valuation are considered non-public data and limited to forecasted gross revenues and certain expense items, which are deducted from these revenues.

Disposal of Volantis

On April 1, 2017, the Group completed the sale of Volantis. Consideration for the sale was a 10% share of the management and performance fees generated by Volantis for a period of three years.

The fair value of the Volantis contingent consideration is estimated at each reporting date by forecasting revenues over the contingency period of three years. Significant unobservable inputs used in the valuation are limited to forecast revenues which factor in expected growth in AUM based on performance and industry trends. Increases in forecast revenue increase the fair value of the consideration, while decreases in forecast revenue would decrease the fair value. The forecasted share of revenues is then discounted back to the valuation date using an 11.8% discount rate. As of June 30, 2017, the fair value of the Volantis contingent consideration was $10.6 million.

Deferred Bonuses

Deferred bonuses represent the liability to employees which will be settled by investments in JHG products.

Redeemable Noncontrolling Interests in INTECH

INTECH became a subsidiary of the Group as a result of the Merger. Redeemable noncontrolling interests in INTECH are measured at fair value on a quarterly basis or more frequently if events or circumstances indicate that a material change in the fair value of INTECH has occurred. The fair value of INTECH is determined using a valuation methodology that incorporates observable metrics from publicly traded peer companies as valuation comparables and adjustments related to investment performance and changes in AUM.

Redeemable Noncontrolling Interests in Consolidated Seeded Investment Products

Redeemable noncontrolling interests are measured at fair value. The fair value of redeemable noncontrolling interests is primarily driven by the fair value of the investments in consolidated funds. The fair value of redeemable noncontrolling interests may also fluctuate from period to period based on changes in the Group’s relative ownership percentage of seed investments.

Changes in Fair Value

Changes in fair values of JHG’s Level 3 assets for the three and six months ended June 30, 2017 and 2016, are as follows (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Beginning of period fair value	$43.2	$62.5	$42.7	$58.2
Balance acquired from the Merger	3.0	—	3.0	—
Additions	10.2	0.4	10.2	0.4
Movements recognized in net income	(0.8)	(3.3)	(0.8)	2.3
Movements recognized in other comprehensive income	1.8	(7.7)	2.3	(9.0)
End of period fair value	$57.4	$51.9	$57.4	$51.9

Changes in fair value of JHG’s individual Level 3 liabilities and redeemable noncontrolling interests for the three and six months ended June 30, 2017 and 2016, are as follows (in millions):

	Three months ended June 30,
	2017				2016
	Contingent consideration	Deferred bonuses	Redeemable noncontrolling interests	Dai-ichi option	Contingent consideration	Deferred bonuses	Redeemable noncontrolling interests
Beginning of period fair value	$27.3	$54.5	$146.0	$—	$20.6	$43.7	$114.2
Balances acquired from the Merger	45.4	—	42.9	25.7	—	—	—
Additions	—	—	—	—	2.9	—	—
Changes in ownership	—	—	0.3	—	—	—	16.8
Net movement in bonus deferrals	—	(6.1)	—	—	—	(2.6)	—
Fair value adjustments	1.8	—	0.3	1.2	—	—	—
Unrealized gains (losses)	—	—	(16.5)	—	—	—	13.3
Amortization of INTECH appreciation rights	—	—	0.4	—	—	—	—
Distributions	—	—	(0.1)	—	—	—	—
Foreign currency translation	1.5	1.9	(1.3)	—	(1.4)	(3.1)	(5.8)
End of period fair value	$76.0	$50.3	$172.0	$26.9	$22.1	$38.0	$138.5

	Six months ended June 30,
	2017				2016
	Contingent consideration	Deferred bonuses	Redeemable noncontrolling interests	Dai-ichi option	Contingent consideration	Deferred bonuses	Redeemable noncontrolling interests
Beginning of period fair value	$25.5	$42.9	$158.0	$—	$19.5	$35.7	$82.9
Balances acquired from the Merger	45.4	—	42.9	25.7	—	—	—
Additions	—	—	—	—	4.4	—	—
Changes in ownership	—	—	(5.1)	—	—	—	44.9
Net movement in bonus deferrals	—	5.0	—	—	—	5.6	—
Fair value adjustments	3.3	—	0.3	1.2	—	—	—
Unrealized gains (losses)	—	—	(23.8)	—	—	—	18.5
Amortization of INTECH appreciation rights	—	—	0.4	—	—	—	—
Distributions	—	—	(0.1)	—	—	—	—
Foreign currency translation	1.8	2.4	(0.6)	—	(1.8)	(3.3)	(7.8)
End of period fair value	$76.0	$50.3	$172.0	$26.9	$22.1	$38.0	$138.5

Significant Unobservable Inputs

Valuation techniques and significant unobservable inputs used in the valuation of JHG’s material Level 3 asset, the Group’s private equity investment within consolidated VIEs as of June 30, 2017, and December 31, 2016, were as follows (in millions):

As of June 30, 2017	Fair value	Valuation technique	Significant unobservable inputs	Range (weighted average)
Investment securities of consolidated VIEs - trading	$43.8	Discounted cash flow	Discount rate EBITDA multiple Price-earnings ratio	12%-30% (16.3)% 8.7%-11.0% (9.1)% 17.2%-24.0% (18.4)%

As of December 31, 2016	Fair value	Valuation technique	Significant unobservable inputs	Range (weighted average)
Investment securities of consolidated VIEs - trading	$42.7	Discounted cash flow	Discount rate EBITDA multiple Price-earnings ratio	12%-30% (16.3)% 8.7%-11.0% (9.1)% 17.2%-24.0% (18.4)%

Nonrecurring Fair Value Measurements

Nonrecurring Level 3 fair value measurements include goodwill and intangible assets. The Group measures the fair value of goodwill and intangible assets on initial recognition using discounted cash flow analysis that requires assumptions regarding projected future earnings and discount rates. Because of the significance of the unobservable inputs in the fair value measurements of these assets, such measurements are classified as Level 3. Goodwill and intangible assets were part of the preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed from the Merger. Refer to Note 2 — Acquisitions for additional information.

Transfers Between Fair Value Levels

The underlying securities of funds and separate accounts may trade on a foreign stock exchange. In some cases, the closing price of such securities may be adjusted to capture the effects of any post-closing activity affecting the markets in which they trade. Security prices are adjusted based upon historical impacts for similar post-close activity. These adjustments result in the securities being classified as Level 2 and may also result in movement of securities between Level 1 and Level 2.

Transfers are recognized at the end of each reporting period. Transfers between Level 1, Level 2 and Level 3 classifications for the six months ended June 30, 2017 and 2016, were immaterial.

Note 6 — Debt

Debt as of June 30, 2017, and December 31, 2016, consisted of the following (in millions):

	June 30, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	value	value	value	value
4.875% Senior Notes due 2025	$323.5	$321.1	$—	$—
0.750% Convertible Senior Notes due 2018	115.4	171.4	—	—
Total debt	438.9	492.5	—	—
Less: Current portion of long-term debt	115.4	171.4	—	—
Total long-term debt	$323.5	$321.1	$—	$—

4.875% Senior Notes Due 2025

As a result of the Merger, the Group recognized nominal value of $300.0 million of 2025 Senior Notes, which pay interest at 4.875% semiannually on February 1 and August 1 of each year and mature on August 1, 2025. The 2025 Senior Notes were recorded at their fair value of $323.7 million at the time of the Merger. The 2025 Senior Notes include unamortized debt premium at June 30, 2017, of $27.9 million, which will be amortized over the remaining life of the notes. The unamortized debt premium is recorded as a liability within long-term debt on JHG’s Condensed Consolidated Balance Sheets.

0.750% Convertible Senior Notes Due 2018

As a result of the Merger, the Group recognized nominal value of $116.6 million of 2018 Convertible Notes. The 2018 Convertible Notes had a fair value of $158.1 million at the time of the Merger. The notes may be wholly or partially settled in cash and thereby the liability and conversion feature components of the notes are accounted for separately. The initial $115.2 million liability component was determined by discounting future contractual cash flows at a 1.9% rate, which is consistent with the estimated market interest rate for similar senior notes with no conversion option. The liability component will accrete up to the face value of $116.6 million, through interest expense, over the remaining term of the notes. The $42.9 million equity component was determined as the difference between the liability component and the fair value of the notes at the Merger Closing Date. The fair value as of June 30, 2017, in the table above represents the total fair value of the 2018 Convertible Notes, including the component allocated to equity at the Merger Closing Date.

The 2018 Convertible Notes pay interest at 0.750% semiannually on January 15 and July 15 of each year and mature on July 15, 2018.

As a result of the Merger, the conversion rate of the 2018 Convertible Notes was adjusted to 44.47 shares of JHG common stock per $1,000 principal amount of the 2018 Convertible Notes, which is equivalent to a conversion price of approximately $22.49 per share of common stock.

Holders of the 2018 Convertible Notes may convert the notes during a particular calendar quarter if the last reported sale price of JHG’s common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding quarter. The 2018 Convertible Notes may also be converted, regardless of whether or not the conversion criteria have been satisfied, for a period of 35 trading days in advance of and 35 trading days following the Closing Date of the Merger. Due to this provision associated with the Merger, the 2018 Convertible Notes are classified as current portion of long-term debt on JHG’s Condensed Consolidated Balance Sheets. As of August 4, 2017, conversion notices amounting to $32.6 million in principal had been received. JHG intends to settle the conversion notices in cash during the third quarter 2017.

Upon closing of the Merger, JHG fully and unconditionally guarantee the obligations of JCG in relation to the 2018 Convertible Notes and 2025 Senior Notes.

Convertible Note Hedge and Warrants

Prior to the Merger, JCG entered into convertible note hedge and warrant transactions. The instruments were intended to reduce the potential for future dilution to shareholders by effectively increasing the initial conversion price of the 2018 Convertible Notes. The convertible note hedge and warrants were terminated in June 2017, and JHG received $59.3 million and paid $47.8 million to settle the contracts. The net proceeds from the settlement were recorded in additional paid-in-capital on the Group’s Condensed Consolidated Balance Sheets.

Credit Facility

At June 30, 2017, JHG had a $200 million, unsecured, revolving credit facility (“Credit Facility”) with Bank of America Merrill Lynch International Limited, as coordinator, book runner and mandated lead arranger. JHG and its subsidiaries can use the Credit Facility for general corporate purposes. The rate of interest for each interest period is the aggregate of the applicable margin, which is based on JHG’s long-term credit rating and the London Interbank Offered Rate (“LIBOR”), or the Euro Interbank Offered Rate (“EURIBOR”) in relation to any loan in EUR, or in relation to any loan in AUD, the benchmark rate for that currency. JHG is required to pay a quarterly commitment fee on any unused portion of the Credit Facility, which is also based on JHG’s long-term credit rating. Under the Credit Facility, the financing leverage ratio cannot exceed 3.0x. At June 30, 2017, JHG was in compliance with all covenants, and there were no borrowings under the Credit Facility at June 30, 2017, or during the six months ended June 30, 2017. The Credit Facility has a maturity date of February 16, 2022.

Note 7 — Income Taxes

The Group’s effective tax rates for the three and six months ended June 30, 2017 and 2016, are as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Effective tax rate	33.6%	6.3%	25.4%	15.1%

The increase in the effective tax rate for the three and six months ended June 30, 2017, versus the same periods in 2016 is primarily due to the non-tax deductible deal costs in connection with the Merger and the inclusion of JCG in the tax calculation of JHG. In addition, the three and six months ended June 30, 2016, included a significant tax benefit relating to the exercise of stock-based compensation.

As of June 30, 2017, and December 31, 2016, JHG had $6.5 million and $2.5 million, respectively, of unrecognized tax benefits held for uncertain tax positions. The increase in the unrecognized tax benefits was primarily a result of the inclusion of a $5.1 million tax reserve acquired in the Merger offset by $1.1 million as a result of settlements with the relevant authorities. Management estimates that the existing liability for uncertain tax positions could decrease by up to $1.1 million within the next 12 months, ignoring changes due to foreign currency translation.

Note 8 — Noncontrolling Interests

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests as of June 30, 2017, and December 31, 2016, consisted of the following (in millions):

	June 30,	December 31,
	2017	2016
Consolidated seeded investment products	$152.2	$158.0
INTECH:
Appreciation rights	17.0	—
Founding member ownership interests	3.9	—
Undistributed earnings	(1.1)	—
Total redeemable noncontrolling interests	$172.0	$158.0

Consolidated Seeded Investment Products

As of June 30, 2017, and December 31, 2016, redeemable noncontrolling interests of $152.2 million and $158.0 million, respectively, represented noncontrolling interests in consolidated seeded investment products. Noncontrolling interests in consolidated seeded investment products are classified as redeemable noncontrolling interests when there is an obligation to repurchase units at the investor’s request.

Redeemable noncontrolling interests in consolidated seed investment products may fluctuate from period to period and are impacted by changes in JHG’s relative ownership percentage, changes in the amount of third-party investment in seeded products and volatility in the market value of the seeded products’ underlying securities. Third-party redemption of investments are redeemed from the respective product’s net assets and cannot be redeemed from the assets of other seeded products or from the assets of JHG.

The following table presents the movement in redeemable noncontrolling interests in consolidated seeded investment products for the three and six months ended June 30, 2017, and 2016 (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Opening balance	$146.0	$114.2	$158.0	$82.9
Balance acquired from the Merger	23.2	—	23.2	—
Changes in market value	(16.2)	13.3	(23.5)	18.5
Changes in ownership	0.3	16.8	(5.1)	44.9
Foreign currency translation	(1.1)	(5.8)	(0.4)	(7.8)
Closing balance	$152.2	$138.5	$152.2	$138.5

Changes in ownership reflect third-party investment in consolidated seeded investment products, additional seed capital investment or seed capital redemptions.

INTECH

INTECH became a subsidiary of the Group as a result of the Merger. INTECH ownership interests held by a founding member had an estimated fair value of $3.9 million as of June 30, 2017, representing an approximate 1.1% ownership of INTECH. This founding member is entitled to retain his remaining INTECH interests until his death and has the option to require JHG to purchase from him, his ownership interests of INTECH at fair value.

INTECH appreciation rights are being amortized on a graded vesting method over the respective vesting period. The appreciation rights are exercisable upon termination of employment from INTECH to the extent vested. Upon exercise, the appreciation rights are settled in INTECH equity.

Nonredeemable Noncontrolling Interests

Nonredeemable noncontrolling interests as of June 30, 2017, and December 31, 2016, are as follows (in millions):

	June 30,	December 31,
	2017	2016
Nonredeemable noncontrolling interests in:
Seed capital investments	$27.9	$44.8
INTECH	16.1	—
Total nonredeemable noncontrolling interests	$44.0	$44.8

Net loss attributable to nonredeemable noncontrolling interests for the three and six months ended June 30, 2017, was $0.5 million and $0.5 million, respectively, and $6.1 million and $3.0 million, respectively, during the same periods in 2016.

Note 9 — Long-Term Incentive Compensation

The Group granted $57.9 million and $58.3 million in long-term incentive awards during the three and six months ended June 30, 2017, respectively, which generally vest and will be recognized on a graded vesting method over a three- or four-year period. In addition, the Group issued 4.4 million shares of replacement awards to employees on the Closing Date of the Merger.

Long-term incentive compensation expense for the three and six months ended June 30, 2017, was $47.3 million and $63.7 million, respectively, and $30.2 million and $51.3 million, respectively, during the same periods in 2016.

Note 10 — Retirement Benefit Plans

The Group operates defined contribution retirement benefit plans and defined benefit pension plans.

The main defined benefit pension plan sponsored by the Group is the defined benefit section of the Henderson Group Pension Scheme (“HGPS”).

Net Periodic Benefit Credit

The components of net periodic benefit credit in respect of defined benefit plans for the three- and six-month periods ended June 30, 2017 and 2016, include the following (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Service cost	$(0.3)	$(0.4)	$(0.6)	$(0.7)
Interest cost	(5.3)	(6.1)	(10.5)	(12.2)
Expected return on plan assets	6.0	6.5	11.9	13.0
Net periodic benefit credit	$0.4	$—	$0.8	$0.1

Note 11 — Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss, net of tax, for the three and six months ended June 30, 2017 and 2016, are as follows (in millions):

	Three months ended June 30,
	2017				2016
	Available-		Retirement		Available-		Retirement
	for-sale	Foreign	benefit		for-sale	Foreign	benefit
	securities	currency	asset, net	Total	securities	currency	asset, net	Total
Beginning balance	$4.3	$(447.6)	$32.1	$(411.2)	$4.2	$(249.8)	$17.1	$(228.5)
Total other comprehensive income (loss)	—	51.2	—	51.2	0.4	(95.5)	0.1	(95.0)
Less: Other comprehensive loss (income) attributable to noncontrolling interests	—	15.9	—	15.9	—	(8.3)	—	(8.3)
Ending balance	$4.3	$(380.5)	$32.1	$(344.1)	$4.6	$(353.6)	$17.2	$(331.8)

	Six months ended June 30,
	2017				2016
	Available-		Retirement		Available-		Retirement
	for-sale	Foreign	benefit		for-sale	Foreign	benefit
	securities	currency	asset, net	Total	securities	currency	asset, net	Total
Beginning balance	$4.7	$(471.3)	$32.1	$(434.5)	$5.1	$(211.8)	$17.1	$(189.6)
Total other comprehensive income (loss)	(0.4)	74.5	—	74.1	(0.5)	(134.6)	0.1	(135.0)
Less: Other comprehensive loss (income) attributable to noncontrolling interests	—	16.3	—	16.3	—	(7.2)	—	(7.2)
Ending balance	$4.3	$(380.5)	$32.1	$(344.1)	$4.6	$(353.6)	$17.2	$(331.8)

The components of other comprehensive income (loss), net of tax for the three and six months ended June 30, 2017 and 2016, are as follows (in millions):

	Three months ended June 30,
	2017			2016
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
	amount	benefit	amount	amount	benefit	amount
Net unrealized gains on available-for-sale securities	$—	$—	$—	$0.4	$—	$0.4
Foreign currency translation adjustments	51.2	—	51.2	(95.6)	0.1	(95.5)
Retirement benefit asset, net	—	—	—	0.1	—	0.1
Total other comprehensive income (loss)	$51.2	$—	$51.2	$(95.1)	$0.1	$(95.0)

	Six months ended June 30,
	2017			2016
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
	amount	benefit	amount	amount	benefit	amount
Net unrealized losses on available-for-sale securities	$(0.4)	$—	$(0.4)	$(0.5)	$—	$(0.5)
Foreign currency translation adjustments	74.5	—	74.5	(134.7)	0.1	(134.6)
Retirement benefit asset, net	—	—	—	0.1	—	0.1
Total other comprehensive income (loss)	$74.1	$—	$74.1	$(135.1)	$0.1	$(135.0)

Note 12 — Earnings and Dividends Per Share

Earnings Per Share

The following is a summary of the earnings per share calculation for the three and six months ended June 30, 2017 and 2016 (in millions, except per share data):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income attributable to JHG	$41.7	$46.3	$84.3	$97.8
Less: Allocation of earnings to participating stock-based awards	1.1	0.9	2.0	2.3
Net income attributable to JHG common shareholders	$40.6	$45.4	$82.3	$95.5

Weighted-average common shares outstanding - basic	140.2	109.3	124.6	108.9
Dilutive effect of:
2018 Convertible Notes	1.6	—	1.6	—
Non-participating stock-based awards	2.0	0.9	1.9	2.4
Weighted-average common shares outstanding - diluted	143.8	110.2	128.1	111.3

Earnings per share:
Basic earnings per share	$0.29	$0.42	$0.66	$0.88
Diluted earnings per share (two class)	$0.28	$0.41	$0.64	$0.86

The share numbers in the table above have been updated to reflect the share consolidation on April 26, 2017. Refer to Note 1 — Basis of Presentation, for additional information on the share consolidation.

The following unvested nonparticipating stock awards are anti-dilutive and have not been included in the weighted-average diluted shares outstanding calculation (in millions):

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Unvested nonparticipating stock awards	2.3	—	1.7	—

Dividends Per Share

The payment of cash dividends is within the discretion of JHG’s Board of Directors and depends on many factors, including, but not limited to the Group’s results of operations, financial condition, capital requirements, and general business conditions and legal requirements. From the Closing date, the Group anticipates declaring dividends quarterly in US dollars; prior to this the Group declared dividends in GBP on a semi-annual basis, with an extraordinary first quarter 2017 dividend declared on April 19, 2017.

The following is a summary of cash dividends paid for the three and six months ended June 30, 2017 and 2016, in GBP:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Dividends paid per share	£0.0915	£0.0720	£0.0915	£0.0720

On August 7, 2017, JHG’s Board of Directors declared a cash dividend of $0.32 per share. The dividend will be paid on September 1, 2017, to shareholders of record at the close of business on August 18, 2017.

Note 13 — Commitments and Contingencies

Commitments and contingencies may arise in the normal course of business. As of June 30, 2017, there were no material changes in the commitments and contingencies as reported in Henderson’s annual consolidated financial statements and notes included in the Prospectus, except as noted below. The rental commitments disclosed in the table below are in addition to the commitments disclosed in the Prospectus.

Operating and Capital Leases

As of June 30, 2017, future minimum rental commitments under non-cancelable operating and capital leases (in addition to the amounts reported in the Prospectus), are as follows (in millions):

Year ended December 31,	Amount
2017	$8.4
2018	15.2
2019	11.9
2020	9.5
2021	8.4
Thereafter	27.5
Total	$80.9

Litigation and Other Regulatory Matters

JHG is periodically involved in various legal proceedings and other regulatory matters. Although there can be no assurances, based on information currently available, management believes that it is probable that the ultimate outcome of matters that are pending or threatened will not have a material effect on JHG’s consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Directors of Janus Henderson Group plc

We have reviewed the accompanying condensed consolidated balance sheet of Janus Henderson Group plc and its subsidiaries as of 30 June 2017, and the related condensed consolidated statements of comprehensive income for the three-month and six month periods ended 30 June 2017 and 30 June 2016 and the condensed consolidated statements of cash flows and condensed consolidated statements of changes in equity for the six month periods ended 30 June 2017 and 30 June 2016.  This interim financial information is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of 31 December 2016, and the consolidated statement of changes in equity, the consolidated statement of comprehensive income and the consolidated statement of cash flows for the year then ended (not presented herein), and in our report dated 28 February 2017, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of 31 December 2016, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

This report is intended solely for the information and use of the Directors of Janus Henderson Group plc and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

London UK

8 August 2017